SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 25, 2016 (February 20, 2016)

Morgans Hotel Group Co.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-33738	16-1736884
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue, New York, NY 10018

(Address of Principal Executive Offices, including Zip Code)

(212) 277-4100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2016, Joshua Fluhr, the Chief Operating Officer of Morgans Hotel Group Co. (the “Company”), informed the Company of his intention to resign as Chief Operating Officer to pursue other opportunities.

In connection with such resignation, the Company has appointed Chadi Farhat, the Company’s Senior Vice President and Chief Revenue Officer, to serve as the Company’s Interim Chief Operating Officer. Mr. Farhat will continue to serve as the Company’s Senior Vice President and Chief Revenue Officer. Mr. Farhat’s appointment and Mr. Fluhr’s resignation will both be effective February 29, 2016.

Mr. Farhat, age 39, has served as Senior Vice President and Chief Revenue Officer of the Company since March 2015. As Chief Revenue Officer of the Company, Mr. Farhat is responsible for guiding and supporting all the revenue processes globally and leading the strategy for driving profitable revenue growth through Sales and e-Commerce. Prior to that, Mr. Farhat was the Company’s Vice President of Revenue Management and Distribution and Head of Sales and Revenue from March 2014 until March 2015 and Vice President of Revenue Management from November 2011 until March 2014. Prior to joining the Company, Mr. Farhat was the Director of eCommerce Revenue Management at Marriott International from November 2010 until November 2011. In that position, he was responsible for developing and implementing pricing and revenue management strategies focused on optimizing revenue through Marriott’s electronic distribution channels. Mr. Farhat worked in other positions at Marriott International beginning in April 2003. Mr. Farhat earned a Master of Business Administration from Johns Hopkins University in January 2002 and a Bachelor of Arts in Hospitality and Tourism Management from Notre Dame University in Beirut, Lebanon in 1999.

Through his role as Senior Vice President and Chief Revenue Officer and other experience at the Company, Mr. Farhat is intimately involved in ongoing operations and works closely with each of our owners, partners and management at all of our properties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: February 25, 2016	By:	/s/ Richard Szymanski
	Name:	Richard Szymanski
	Title:	Chief Financial Officer